Exhibit 99.1

Athena Technology Acquisition Corp. II Announces Intent to Adjourn Special Meeting to Approve Extension Amendment Proposal

New York, NY, December 15, 2022 – Athena Technology Acquisition Corp. II (NYSE: ATEK.U, ATEK, ATEK WS) (the “Company”), announced today that it intends to adjourn, without conducting any business, the special meeting of its stockholders to be held with respect to the amendment of the Company’s Amended and Restated Certificate of Incorporation (the “Extension Amendment”) to extend the time the Company has to consummate an initial business combination from June 14, 2023 to September 14, 2023, which is 21 months from the closing date of the Company’s initial public offering (the “Extension Meeting”), which is scheduled to occur at 1:00 p.m., Eastern time, on December 16, 2022, and to reconvene the Extension Meeting at 4:30 p.m., Eastern time, on December 21, 2022. The Extension Meeting will still be held virtually at https://www.cstproxy.com/athenaspac/2022.

In connection with the adjournment of the Extension Meeting, the Company is extending the deadline for holders of its shares of Class A common stock to exercise their right to redeem their shares for their pro rata portion of the funds available in the Company’s trust account, or to withdraw any previously delivered demand for redemption, to 5:00 p.m., Eastern time, on December 19, 2022 (two business days before the adjourned Extension Meeting).

Stockholders of record as of November 21, 2022 are entitled to vote at the Extension Meeting. Stockholders who have not yet done so are encouraged to vote as soon as possible. If any such stockholders have questions or need assistance in connection with the Extension Meeting, please contact the Company’s proxy solicitor, Morrow Sodali LLC, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing ATEK.info@investor.morrowsodali.com.

About Athena Technology Acquisition Corp. II

Athena Technology Acquisition Corp. II (NYSE: ATEK.U, ATEK, ATEK WS), incorporated in Delaware, is a special purpose acquisition company (“SPAC”) incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The Company is the third SPAC founded by Isabelle Freidheim, who also serves as its Chief Executive Officer, with Kirthiga Reddy as President and Anna Apostolova as Chief Financial Officer. All three Athena SPACs have been comprised entirely of women founders, CEOs, board members and other executives.

Additional Information and Where to Find It

The Company has filed a definitive proxy statement (as amended, the “Extension Proxy Statement”) to be used at the Extension Meeting to approve Extension Amendment. The Company has mailed the Extension Proxy Statement to its stockholders of record as of November 21, 2022 in connection with the Extension. Investors and security holders of Stockholders are advised to read the Extension Proxy Statement and any amendments thereto, because these documents will contain important information about the Extension and the Company. Stockholders will also be able to obtain copies of the Extension Proxy Statement, without charge, at the SEC’s website at www.sec.gov or by directing a request to: Athena Technology Acquisition Corp. II, 442 5th Avenue, New York, NY 10018.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies of the Company’s stockholders in connection with the Extension Amendment. Investors and security holders may obtain more detailed information regarding the names and interests of the Company’s directors and officers in the Company and the Extension Amendment in the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2022, any subsequent Quarterly Report on Form 10-Q filed with the SEC and in the other reports the Company file with the SEC, including the Extension Proxy Statement. These documents can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target”, “may”, “intend”, “predict”, “should”, “would”, “predict”, “potential”, “seem”, “future”, “outlook” or other similar expressions (or negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the risk that approval of the Company’s stockholders for the Extension Amendment is not obtained; the level of redemptions made by the Company’s stockholders in connection with the Extension Amendment and its impact on the amount of funds available in the Company’s trust account to complete an initial business combination; and those factors discussed in the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2022, any subsequent Quarterly Report on Form 10-Q filed with the SEC and in the other reports we file with the SEC, including the Extension Proxy Statement. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact

Claire Kerr

Bevel PR

Athena@bevelpr.com